CERTIFICATE OF DESIGNATION
                            SERIES B PREFERRED STOCK

     Mark T. Wood certifies that he is the President and Thomas Seifert is the Secretary of iDial Networks, Inc., a Nevada corporation (hereinafter referred to as the "Corporation") and that pursuant to the Corporation's Certificate of Incorporation, as amended, and Section 78.1955 of the Nevada General Corporation Law, the Board of Directors of the Corporation adopted the following resolutions effective on August 22, 2003, and that none of the shares of Series B Preferred Stock referred to in this Certificate of Designation have been issued.

     1. Designation; Number of Shares; Stated Value.

     The designation of said series of Preferred Stock shall be Series B Preferred Stock (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock shall be 100,000. The shares of Series B Preferred Stock shall be issued as full shares and shall have a par value of $.01 per share and a Stated Value of $50 per share.

     2. Dividends.

          (a) The holders of the Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of $2.50 (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per share per annum, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Corporation junior in priority to the Series B Preferred Stock (such Common Stock and other inferior stock being collectively referred to as "Junior Stock"), when and as declared by the Board of Directors of the Corporation, provided, however, that such dividends to holders of the Series B Preferred Stock shall be pari passu with the holders of Series A Preferred Stock and any other class or series of stock ranking in parity to the Series B Preferred Stock ("Parity Preferred Stock") in respect of dividends that may be authorized from time to time, subject to approval of the holders of Series B Preferred Stock as provided herein; and shall be junior in priority to any other class or series of stock ranking senior to the Series B Preferred Stock and Parity Preferred Stock ("Senior Stock") in respect of dividends that may be authorized from time to time, subject to approval of the holders of Series B Preferred Stock as provided herein.

          (b) Such dividends shall accrue with respect to each share of Series B Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series B Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Corporation.

     3. Redemption.

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          (a) If,  at any time on or after  December  31,  2003,  any  shares of
Series B Preferred Stock shall be then outstanding, the Corporation shall pay, on the last business day of each month, commencing December 31, 2003, to the holders of Series B Preferred Stock an aggregate of $56,090 pro rated among the holders, which payment shall be for accrued but unpaid dividends and, to the extent of any excess over such accrued but unpaid dividends, redemption of shares of Series B Preferred Stock. For each such monthly payment, the number of shares of Series B Preferred Stock redeemed shall equal (i) $56,090 less accrued but unpaid dividends on the Series B Preferred Stock divided by (ii) the Stated Value.

          (b) In addition to the  mandatory  redemption  set forth in subsection
(a) above, at the option of the holder at any time and from time to time, the Corporation shall redeem additional shares of Series B Preferred Stock from the Corporation's Free Cash Balance. The Corporation's Free Cash Balance shall mean the Corporation's unencumbered cash and cash equivalents, after provision for capital requirements and unfunded obligations, as determined by the
Corporation's Board of Directors in its reasonable business judgment. The maximum number of shares which the holder may request to be redeemed shall be such number of shares of Series B Preferred Stock as equals the Free Cash Balance, less 110% of the aggregate Stated Value of the number of shares requested to be redeemed.

     4. Number of Shares.

     The Board of Directors reserves the right, by subsequent amendment of this resolution, from time to time to decrease the number of shares which constitute the Series B Preferred Stock (but not below the number of shares thereof then outstanding) and, subject to anything to the contrary set forth in the Certificate of Incorporation applicable to the Preferred Stock, to subdivide the number of shares, the stated value per share and the liquidation value per share of the Series B Preferred Stock and in other respects to amend, within the limitations provided by law, this resolution and the Certificate of Incorporation.

     5. Liquidation Rights.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders on parity with the holders of the Parity Preferred Stock, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Preferred Stock, but before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to the Stated Value plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

     6. Voting Rights. Except as otherwise required by law, the holders of the Series B Preferred Stock shall not be entitled to vote.

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     IN  WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Designation of Series B Preferred Stock to be duly executed by its President and attested to by its Secretary this 22nd day of August, 2003, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Corporation and state to the best of their knowledge, information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.

                                                     IDIAL NETWORKS, INC.


                                                     ___________________________
                                                     Mark T. Wood,
                                                     President


                                                     ___________________________
                                                     Thomas Seifert,
                                                     Secretary


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